EXHIBIT 99.1

NeoStem Signs Agreement with Shanghai Corporation to Develop A Stem Cell Collection and Treatment Network in Shanghai, Taiwan and Other Targeted China Provinces

NEW YORK, June 15, 2009 -- NeoStem, Inc. (NYSE Amex: NBS), which is pioneering the pre-disease collection, processing and long-term storage of adult stem cells for future medical need, announced today it has signed an exclusive 10-year agreement with Enhance BioMedical Holdings Limited, a Shanghai corporation, to develop a Stem Cell Collection and Treatment Network using NeoStem’s proprietary adult stem cell technologies in Shanghai, Taiwan as well as the Chinese provinces of Jiangsu, Zhejiang, Fujian, Anhui and Jiangxi.

Enhance BioMedical Holdings is a subsidiary of Enhance Holding Corporation, a multinational conglomerate with successful businesses in various market sectors including healthcare. The conglomerate’s CEO, Jackson Ling, recently invested $5 million in an $11-million private placement financing for NeoStem.  Enhance BioMedical has healthcare provider relationships with numerous hospitals and doctors in Taiwan and Shanghai, as well as in the five provinces in China to which the Network Agreement relates.  Enhance BioMedical operates the Anti-Aging and Prevention Medical Center in Taipei, Taiwan, with facilities focused on stem cell research and development and anti-aging therapies. It expects to open an additional healthcare center in Shanghai in the Spring of 2010, targeting high net worth individuals.

The Network Agreement expands NeoStem’s China-related activities, which are focused on moving forward regenerative medical therapies and medical tourism for people seeking high-quality treatments not available in their own countries.  Under the Network Agreement, Enhance BioMedical is given the exclusive rights to utilize NeoStem’s proprietary adult stem cell technologies identified by NeoStem from time to time to provide adult stem cell services and therapies in the Asian territory.  NeoStem will train Enhance BioMedical staff in the proprietary knowledge, technology and operating procedures to provide Enhance clients with these services. In return, NeoStem is entitled to a six figure technical assistance fee.  NeoStem also will be entitled to a stated royalty on gross revenues generated by Enhance from providing the NeoStem stem cell services for the duration of the renewable 10 year Network Agreement and also may receive other fees in connection with assisting in the launching of the network.

Robin Smith, M.D., MBA, NeoStem’s Chief Executive Officer, said, “We are very pleased to form this alliance with Enhance Biomedical Holdings. It advances our strategy of collaboration with China-centered enterprises and will expand internationally our network of adult stem cell collection centers in key metropolitan areas in the United States. We believe our overall international strategy will create strong commercial, financial and scientific opportunities for NeoStem, enabling us to accelerate our stem cell therapy, research and development activities and create intellectual property positions in environments that are accepting of stem cell science and therapies while maintaining the rigorous standards adhered to in the United States for new technologies.”

NeoStem’s platform business provides the infrastructure, methods and systems that allow adults to have their stem cells safely collected and conveniently banked through safe, minimally invasive processes that can take place in a doctor’s office, clinic, academic medical center or hospital that is part of a developing nationwide network of NeoStem Collection Centers.

Jackson Ling, CEO of Enhance Holding Corporation, said, “We are very excited to form this alliance with NeoStem, Inc.  I have been greatly impressed with the forward thinking of this company’s leadership and with the commercial potential for NeoStem technologies and services in Taiwan and China.  China has a population of 1.3 billion people, and although the GDP is low, it still has more than 100 million wealthy people who care very much about their health.  NeoStem’s stem cell technologies fit our requirements for new leading-edge health centers focused on anti-aging and prevention.  We passed the anti-aging program using stem cell treatment information on to our club members one month ago and already have 1,000 people on a wait list for such  services.  We are pleased to begin what we expect to be a long-term collaboration.”

About NeoStem, Inc.

NeoStem is developing a network of adult stem cell collection centers that are focused on enabling people to donate and store their own (autologous) stem cells when they are young and healthy for their personal use in times of future medical need. The Company has also entered into research and development through the acquisition of a worldwide exclusive license to technology to identify and isolate VSELs (very small embryonic-like stem cells), which have been shown to have several physical characteristics that are generally found in embryonic stem cells and is pursuing other technologies to advance its position in the field of stem cell tissue regeneration.

For more information, please visit: www.neostem.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements reflect management's current expectations, as of the date of this press release, and involve certain risks and uncertainties. The Company's actual results, including the realization of the financial and other benefits from the establishment of the network agreement with respect to its adult stem cell technologies could differ materially from those anticipated in these forward-looking statements as a result of various factors. Factors that could cause future results to materially differ from the recent results or those projected in forward-looking statements include the "Risk Factors" described in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2008 and the Company's other periodic filings with the Securities and Exchange Commission. The Company's further development is highly dependent on future medical and research developments and market acceptance, which is outside its control.

    CONTACT:
    NeoStem, Inc.
    Robin Smith, Chief Executive Officer
    T: 212-584-4180
    E: rsmith@neostem.com